                                                                 Exhibit 21.1


Subsidiaries

Name                                              State of Incorporation
----                                              ----------------------
TechWave Acquisition Inc.                              Washington
TechWave Acquisition Two Inc.                          Washington
Go Software, Inc.                                      Washington
CardSecure, Inc.                                       California